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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                                Commission File Number 000-23457


                        ENTEX INFORMATION SERVICES, INC.
             (Exact name of registrant as specified in its charter)


                              6 International Drive
                         Rye Brook, New York 10573-1058
                                  (914)935-3600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common Stock
                           $.0001 par value per share
            (Title of each class of securities covered by this Form)


                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)    /X/    Rule 12h-3(b)(1)(i)    /X/
               Rule 12g-4(a)(1)(ii)   / /    Rule 12h-3(b)(1)(ii)   / /
               Rule 12g-4(a)(2)(i)    / /    Rule 12h-3(b)(2)(i)    / /
               Rule 12g-4(a)(2)(ii)   / /    Rule 12h-3(b)(2)(ii)   / /
                                             Rule 15d-6             / /


     Approximate number of holders of record as of the certification or notice date: 1

          Pursuant to the requirements of the Securities Exchange Act of 1934, ENTEX IT Services, Inc. (formerly known as ENTEX Information Services, Inc.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            ENTEX IT SERVICES, INC.
                            (formerly known as ENTEX Information Services, Inc.)

Date: May 15, 2000

                            By: /s/ Kenneth R. Meyers
                                ---------------------
                            Name: Kenneth R. Meyers
                            Title: Secretary